EXHIBIT 99.1

River Valley Bancorp Announces Quarterly
Cash Dividend

For Immediate Release
Tuesday, December 15, 2009

Madison, Indiana--River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.21 per share of its Common Stock for the quarter ending December 31, 2009. The annualized rate of the dividend reflects $0.84 per share.

The dividend record date will be as of December 31, 2009 and will be payable on January 15, 2010. This dividend represents the fiftieth consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has eight locations in the Madison, Hanover, Charlestown, Sellersburg, and Floyds Knobs, Indiana area. A ninth office is located in Carrollton, KY.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
(812) 273-4949